TRANSACTIONS SUBJECT TO RULE  10f - 3  PROCEDURES

      Fund:       U S Small Co          Security: Eagle Geophysical, Inc
                                                  Common Stock
      Issuer:     Eagle Geophysical, Inc

 REQUIRED INFORMATION                              APPLICABLE RESTRICTION

1 .     Offering Date             8/5/97           None

2.      Total Size of Offering 99,960,000          None


3.      Unit Price of Offering      17.00          None

4.      Underwriting  Spread         1.19          Morgan Guaranty determination
                                                   must be made

5.      Years of Issuer's Operations    4          Must be at least three*

6.      Underwriting                 firm          Must be firm

7.      Trade Date                 8/5/97          No later than 1 day after #1

8. Portfolio Assets on Trade Date  1,206,079,979   None

9.      Price Paid per Unit         17.00          Must not exceed #3  ($17.00)

10.Total Price Paid by Portfolio   504,900         Must not exceed #8 x 3%
                                                  ($36,182,399.36)


11. Total Price Paid by Portfolio plus             If less than $500,000, must
     Total Price  Paid for  same sec -             not exceed #2 x 10% ( N/A),
     urities by associated Funds   540,600         otherwise must not exceed
                                                   #2  x 4% ($3,998,400)

12.     List of Underwriters from whom             Must not include  Morgan
         Portfolio purchased                       Guaranty or affiliates **
                                                   Prudential Securities, Inc.


      Morgan Guaranty has no reason to beleive that the underwriting commission, spread or profit is not reasonable or fair compared to underwritings of similar securities during a comparable period of time. In determining which securities are comparable, Morgan Guaranty has considered the factors set forth in the Fund's 10f-3 procedures.


                                                   /s/Barry Mullen
                                                   Compliance Officer

      * Not applicable to munis. In the case of munis, (i) the issue must have one investment grade rating or (ii) if the issuer or the revenue source has been in operation for less than three years, the issue must have one of the three highest ratings. Circle (i) or (ii) , whichever is met.

     ** For munis purchased from syndicate manager, check box to confirm that the purchase was not designated as a group sale.


      List of Underwriters or Dealer from whom Portfolio purchased:
                  Prudential Sec's.
                  Simmons & Co.